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                                                                   Exhibit 10.8

TENFOLD
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March 3, 1999


Mr. Bernard C. Mazon
112 Father Hugo Drive
Greer, SC 29560



Dear Bernie:

When you joined TenFold we discussed our plans to structure an incentive plan that would provide you with an opportunity to share in the appreciation in value of the TenFold Insurance Group.

I am confirming to you that TenFold intends to form during 1999 a subsidiary from which TenFold will operate its insurance business. Once formed, we expect to grant to you options (similar in form to your options in TenFold Corporation) to acquire three percent of the outstanding shares of capital stock of this subsidiary, with an exercise price per share equal to the fair market value, at the date of grant, of a share of the subsidiary's common stock, as determined by TenFold's Board. The options will vest over five years, commencing July 20, 1998.

Please confirm by signing and returning a copy of this letter that the plans described above are consistent with our prior discussions regarding your right to receive equity in this insurance business.

Sincerely,


/s/ Gary D. Kennedy
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Gary D. Kennedy
President and Chief Executive Officer


Confirmed,

/s/ Bernard C. Mazon
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Bernard C. Mazon